Exhibit 99.1

BLACK RIFLE COFFEE APPOINTS MATTHEW AMIGH AS CHIEF FINANCIAL OFFICER

SALT LAKE CITY--(BUSINESS WIRE)-- BRC Inc. (NYSE: BRCC), a Veteran-founded, mission-driven premium beverage company, today announced the appointment of Matthew Amigh as Chief Financial Officer, effective July 7, 2025. Mr. Amigh brings more than 25 years of financial, operational, and supply chain leadership across public and private consumer businesses and will play a key role in BRCC’s efforts to drive profitable growth and deliver long-term shareholder value.

Prior to joining BRCC, Mr. Amigh served as Chief Financial Officer of Ethos Pet Nutrition. He was previously CFO and Interim CEO of Bulletproof 360, Inc., where he led the company’s return to profitability and its eventual sale. He also held executive leadership roles at Lenny & Larry’s and Raybern Foods. While at Raybern Foods, Mr. Amigh served as both CFO and COO, overseeing a comprehensive transformation and guiding the company through a successful strategic exit. Earlier in his career, he held senior finance roles at Mars, Del Monte Foods, and Kraft Heinz, where he led large-scale teams and drove operational efficiencies across global markets. His background spans both traditional retail and direct-to-consumer business models, and he has successfully scaled companies ranging from $50 million to over $4 billion in revenue.

Mr. Amigh is a Certified Public Accountant and a U.S. Army veteran, having served in both enlisted and officer ranks. He holds a bachelor’s degree in business economics, with concentrations in accounting and management, from the University of Pittsburgh; an MBA from Robert Morris University; and completed executive leadership training at the Wharton School.

“Matt brings a rare combination of financial discipline, operational depth, and mission-driven leadership to Black Rifle Coffee,” said Chris Mondzelewski, CEO of Black Rifle Coffee Company. “He has helped build and scale high-performance consumer businesses, and his experience will be instrumental as we sharpen execution, improve returns, and deliver on our long-term vision.”

About Black Rifle Coffee Company

Black Rifle Coffee Company (BRCC) is a Veteran-founded premium coffee company and lifestyle brand serving beverages to people who love America. Founded in 2014 by Green Beret Evan Hafer, Black Rifle develops their explosive roast profiles with the same mission focus they learned while serving in the military. BRCC is committed to supporting Veterans, active-duty military, first responders and the American way of life.

To learn more, visit www.blackriflecoffee.com, subscribe to the BRCC newsletter, or follow along on social media.

Investors
Matt McGinley: IR@blackriflecoffee.com

Media
PR for BRCC: press@blackriflecoffee.com